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                                                           [METLIFE LETTERHEAD]

First MetLife Investors Insurance Company
200 Park Avenue
New York, NY 10166

                                          September 15, 2009

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:  First MetLife Investors Variable Annuity Account One
     First MetLife Investors Insurance Company
     File Nos. 333-146584 and 811-08306 ("Registration Statement") SEC Accession No. 0001193125-07-215468

Dear Sir or Madam:

Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company ("FMLI") and First MetLife Investors Variable Annuity Account One (the "Registrant") hereby request the withdrawal of Registrant's initial Registration Statement on Form N-4 for the NY 3 Contracts (the "Contracts"), SEC File No. 333-146584, filed with the Securities and Exchange Commission on October 9, 2007.

FMLI and the Registrant are requesting withdrawal of the Registration Statement for the Contracts because FMLI has determined not to sell the Contracts. Therefore, FMLI and the Registrant hereby request that an order be issued granting their request for withdrawal of the Registration Statement for the Contracts as soon as is practicable. No Contracts were sold in connection with the Registration Statement.

If you have any questions regarding this matter, please contact Tom Conner of Sutherland, Asbill & Brennan LLP at (202) 383-0590.

                                Sincerely,

                                First MetLife Investors Insurance Company


                                /s/ Richard C. Pearson
                                ----------------------------------------------
                                Richard C. Pearson
                                Vice President and Associate General Counsel

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U.S. Securities and Exchange Commission
September 15, 2009
Page 2

                                First MetLife Investors Variable Annuity
                                Account One
                                (Registrant)

                                By:  First MetLife Investors Insurance Company


                                /s/ Richard C. Pearson
                                ----------------------------------------------
                                Richard C. Pearson
                                Vice President and Associate General Counsel

cc:   W. Thomas Conner, Esq.
      Lisa Flanagan, Esq.
      Michele H. Abate, Esq.
      John M. Richards, Esq.